WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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       To the Shareholders and
       Board of Trustees of the
       Purisima Total Return Fund
       September 29, 1998
        In planning and performing our audit of the financial statements of the Purisima         Total Return Fund (the "Fund") for
the year ended August 31, 1998, we         considered its internal control, including control activities for safeguarding         se
curities, in order to determine our auditing procedures for the purpose of         expressing our opinion on the financial statement
s and to comply with the         requirements of Form N-SAR, not to provide assurance on internal control.
        The management of the Fund is responsible for establishing and maintaining         internal control. In fulfilling this resp
onsibility, estimates and judgments by         management are required to assess the expected benefits and related costs of
control activities.  Generally, control activities that are relevant to an audit         pertain to the entity's objective of prepar
ing financial statements for external         purposes that are fairly presented in conformity with generally accepted         accou
nting principles.  Those control activities include the safeguarding of assets         against unauthorized acquisition, use or disp
osition.
        Because of inherent limitations in internal control, errors or fraud may occur and         not be detected.  Also, projectio
n of any evaluation of internal control to future         periods is subject to the risk that it may become inadequate because of ch
anges         in conditions or that the effectiveness of the design and operation may         deteriorate.
        Our consideration of internal control would not necessarily disclose all matters in         internal control that might be m
aterial weaknesses under standards established         by the American Institute of Certified Public Accountants.  A material weakne
ss         is a condition in which the design or operation of one or more of the internal         control components does not reduce
 to a relatively low level the risk that         misstatements caused by error or fraud in amounts that would be material in
 relation to the financial statements being audited may occur and not be detected         within a timely period by employees in the
 normal course of performing their         assigned functions.  However, we noted no matters involving internal control,         inc
luding control activities for safeguarding securities, that we consider to be         material weaknesses as defined above as of Aug
ust 31, 1998.
        This report is intended solely for the information and use of management and the         Board of Trustees of the Purisima T
otal Return Fund and the Securities and         Exchange Commission.
        PRICEWATERHOUSECOOPERS LLP


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